AB Sustainable Global Thematic Fund the Fund
811-03131

Exhibit 77I


Effective May 5, 2017 the Fund amended its Plan pursuant to Rule 18f-3 under the Investment Company
Act of 1940 the 18f-3 Plan to provide for the automatic conversion of Class C shares to Class A shares ten 10 years after purchase.
Effective May 5, 2017, the Fund expanded the eligibility categories for Advisor Class shares to include commissionable brokerage accounts, permitting
Advisor Class shares to be made available through financial intermediaries for use in retirement and non-retirement accounts on brokerage platforms which charge commissions, permitting financial intermediaries to charge their own respective, customized platform commissions in connection with the sales of Advisor Class, or clean shares.
Also effective May 5, 2017, the Fund amended its 18f-3
Plan to permit the exchange of Classes A, B, C, R, K, I,
Z and T Shares as applicable of the Fund to Advisor
Class Shares of the Fund for qualifying shareholders.




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